SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934 (Amendment No.      )

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☐  Definitive information statement

Angeles Partners XII
(Name of Registrant as Specified In Its Charter)

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INFORMATION STATEMENT
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
THE REDOMESTICATION
CERTAIN U.S. FEDERAL INCOME TAX MATTERS
CONFLICTS OF INTEREST
THE PARTNERSHIP
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PARTNER PROPOSALS
FORWARD-LOOKING STATEMENTS
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS
AVAILABLE INFORMATION
EXHIBIT A
EXHIBIT B
ANNEX A

ANGELES PARTNERS XII
55 Beattie Place, P.O. Box 1089
Greenville, South Carolina 29602

INFORMATION STATEMENT
, 2010

This information statement is being furnished to limited partners of Angeles Partners XII, a California limited partnership (the “California partnership”), for information purposes in connection with a change in its domicile from California to Delaware (the “Redomestication”). The Redomestication will be effected through a merger of the California partnership with and into Angeles Partners XII, LP, a Delaware limited partnership (the “Delaware partnership”), with the Delaware partnership as the surviving entity in the merger. The merger will be undertaken pursuant to an Agreement and Plan of Merger (the “merger agreement”), by and between the California partnership and the Delaware partnership. In this information statement, when we refer to the “partnership,” we are referring to the California partnership before the merger, and to the Delaware partnership after the merger.

Prior to entering into the merger agreement, the agreement of limited partnership of the California partnership will be amended to authorize the general partners of the California partnership to cause the California partnership to enter into any contract or transaction with the managing general partner or its affiliates to effect a merger, reorganization or other business combination transaction involving the California partnership.

The amendment, the merger agreement and the transactions contemplated thereby must be approved by the general partners of the partnership and a majority in interest of the limited partners. Angeles Realty Corporation II, the managing general partner of the partnership, and AIMCO Angeles GP, LLC, the non-managing general partner of the partnership, have determined that the amendment, the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interest of the partnership and the limited partners and have approved the amendment, the merger agreement and the merger. As of October 7, 2010, there were 44,718 limited partnership units issued and outstanding, and affiliates of the general partner owned 33,750 of these units, or approximately 75% of the outstanding units. The general partners’ affiliates have indicated that they intend to take action by written consent, as permitted under the partnership agreement, to approve the amendment, the merger agreement and the transactions contemplated thereby, including the merger, on or about          , 2010. As a result, approval of the amendment and the merger agreement and the transactions contemplated thereby is assured, and your consent is not required.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY.

This information statement contains information about the proposed amendment to the California partnership’s agreement of limited partnership, the merger and the reasons that the general partner has decided that the transactions are in the best interests of the partnership and the limited partners. The general partners have conflicts of interest with respect to the transactions that are described in greater detail herein. Please read this information statement carefully. It provides you with detailed information about the proposed amendment and the merger. The proposed amendment is attached to this information statement as Exhibit A. The proposed merger agreement is attached to this information statement as Exhibit B.

This information statement is first being sent to limited partners on or about          , 2010.

THE REDOMESTICATION

Reasons for the Redomestication

Generally.  The general partners believe Delaware offers a more flexible and established law to govern the partnership. Delaware is an established business center, with a significant corporate history. More than 850,000 business entities have their legal home in Delaware including more than 50% of all U.S. publicly-traded companies and 63% of the Fortune 500. The Delaware Revised Uniform Limited Partnership Act (the “DRULPA”) grants jurisdiction to the Delaware Court of Chancery over most matters involving limited partnerships. The Delaware Court of Chancery is the principal forum in the United States for the resolution of internal governance disputes of corporations as well as alternative entities such as limited partnerships. Further, the Delaware Court of Chancery is one of the most respected tribunals in the world with regard to complex business and commercial matters over which it has jurisdiction. The comprehensive body of case law developed in the Delaware Court of Chancery provides considerable guidance on a multitude of governance and business issues that arise with respect to corporations and limited partnerships. Moreover, because the Delaware Court of Chancery is a court of equity, it does not have jurisdiction over criminal cases and tort actions seeking primarily damages, thereby allowing it to expedite business cases. Although other states have passed statutes similar to Delaware’s corporation and limited partnership statutes, the general partners believe there is no state with the sophistication and efficiency of the Delaware Court of Chancery or the consistency in its decisions. Moving to a jurisdiction with well-established law regarding both general and limited partners’ duties to the partnership will reduce uncertainty as to partnership governance matters and make partnership action more predictable. Although cases regarding limited partnerships are not as common and prevalent as Delaware corporate law decisions, because many concepts are similar, courts are likely to draw from corporate decisions in ruling on questions involving limited partnerships.

Series of Limited Partnership Interests.  Under the DRULPA, a partnership agreement may provide for the establishment of one or more designated series of partnership interests with separate rights with respect to specified property, or profits and losses associated with specified property. There is no similar provision in California partnership law. The general partner views this as a significant advantage of moving the partnership’s domicile to Delaware, and may utilize its authority under the partnership agreement after the merger to establish one or more designated series of partnership interests, each of which would represent a financial interest only in specified partnership property, and would entitle the holders thereof to future distributions and allocations of income and loss based solely on the performance of that property. Once separate series are established, limited partners would be able to transfer each series of limited partnership interest separately. Accordingly, if a limited partner views a partnership property that is associated with a particular series of limited partnership interests as less desirable than other partnership properties, the establishment of such series would enable the limited partner to dispose of the investment in that property and retain an investment in the other properties. There would be some additional administrative expense associated with the establishment of a series of limited partnership interests, but this expense is not expected to exceed $60,000 per year.

The Merger Agreement

The following is a summary of the merger agreement and is subject to, and qualified in its entirety by reference to, the merger agreement which is attached as Exhibit B to this information statement.

The Delaware partnership was recently formed for the sole purpose of effecting the Redomestication. Prior to the merger, it will have no assets or operations and no liabilities (other than liabilities for franchise taxes). The general partners are the sole general partners of both the California partnership and the Delaware partnership. AIMCO Properties, L.P., which is an affiliate of the general partner, is the sole limited partner of the Delaware partnership.

The proposed merger agreement between the California partnership and the Delaware partnership provides that the California partnership will merge into the Delaware partnership upon an affirmative vote or written consent of the limited partners holding a majority of the outstanding limited partnership interests in each of the California partnership and the Delaware partnership. In the merger, each unit of limited partnership interest in the California partnership will be converted into an identical unit of limited partnership in the Delaware partnership and the general partnership interests in the California partnership now held by the general partners will be converted into general partnership interests in the Delaware partnership. All interests in the Delaware partnership outstanding immediately prior to the merger will be cancelled in the merger. The voting and other rights of the limited partners provided for in the partnership agreement will not be changed as a result of the merger.

In the proposed merger, the partnership agreement of the California partnership, as amended as described above, will be adopted as the partnership agreement of the Delaware partnership, with the following changes: (i) references therein to the California Uniform Limited Partnership Act will be amended to refer to the DRULPA; (ii) a description of the merger will be added; (iii) the name of the partnership will be changed to “Angeles Partners XII, LP” and (iv) a provision will be added that will give the general partner authority to establish different designated series of limited partnership interests that will have separate rights with respect to specified partnership property, and profits and losses associated with such specified property.

Under the partnership agreement, the general partner would be authorized to amend the partnership’s certificate of limited partnership and the partnership agreement as it deems appropriate, in its sole discretion, to establish, and convert existing limited partnership interests into, different designated series of limited partnership interests that have separate rights with respect to specified partnership property. The general partner has not yet determined how the agreement would be amended to implement a series of limited partnership interests. However, any such amendment may provide for the following:

•	All income, earnings, profits and proceeds from the series property, including any proceeds derived from the refinancing, sale or other disposition of such property, and any funds or payments derived from any reinvestment of such proceeds, would be allocated solely to such series for all purposes, and would be so recorded upon the books of account of the partnership.

•	Separate and distinct books and records would be maintained for each series, and the assets and liabilities associated with a particular series would be held and accounted for separately from the other assets of the partnership and other series.

•	If there are any assets, income, earnings, profits, proceeds, funds or payments that are not readily identifiable as belonging to any particular series, the general partner would allocate them among any one or more of the series in such manner and on such basis as the general partner, in its sole discretion, deems fair and equitable, which determination would be conclusive and binding on the limited partners of all series for all purposes.

•	The assets belonging to a particular series would be charged solely with the liabilities of the partnership in respect of such series and all expenses, costs, charges and reserves attributable to such series. Any general liabilities, expenses, costs, charges or reserves of the partnership that are not readily identifiable as belonging to any particular series would be allocated and charged by the partnership to and among one or more of the series in such manner and on such basis as the general partner, in its sole discretion, deems fair and equitable, which allocation would be conclusive and binding on the limited partners of all series for all purposes.

•	No limited partner of any series will have any claim on or any right to any assets allocated to or belonging to any other series.

•	At the time a series of limited partnership interest is established, a separate capital account would be established on the books of each series for each limited partner which would initially consist of that portion of such limited partner’s existing capital account that relates to the series property. Thereafter, the capital account of each limited partner in that series would be adjusted in the manner set forth in the partnership agreement, but only with respect to (i) capital contributions to such series, (ii) allocations of profit and loss relating to the series, and (iii) distributions paid in respect of such series.

No Dissenters’ Rights of Appraisal

Under the partnership agreement and California law, limited partners do not have dissenters’ rights of appraisal in connection with the Redomestication.

Regulatory Approvals

Other than the filing and distribution of this information statement, no regulatory approvals are required for the transactions.

Amendment of the Partnership Agreement

The general partners of the Delaware partnership are the same as the general partners of the California Partnership. As a result of certain provisions of the California partnership’s partnership agreement relating to conflicts of interest, in order to enter into the proposed merger agreement that will effect the redomestication, the California partnership’s partnership agreement must be amended to authorize the general partners of the California partnership to cause the California partnership to enter into any contract or transaction with the managing general partner or its affiliates to effect a merger, reorganization or other business combination transaction involving the California partnership. A copy of the proposed amendment to the California partnership’s partnership agreement is attached as Exhibit A to this information statement.

Approval of Partners

Under California law and the partnership agreement of the California partnership, the proposed amendment to the partnership agreement and the proposed merger must be approved by all of the general partners and a majority in interest of the limited partners. The general partners have approved the proposed amendment, the merger agreement and the transactions contemplated thereby, including the merger. As of October 5, 2010, there were 44,718 limited partnership units issued and outstanding, and affiliates of the general partner owned 33,750 of these units, or approximately 75.47% of the outstanding units. The general partner’s affiliates have indicated that they intend to take action by written consent, as permitted under the partnership agreement, to approve the proposed amendment, the merger agreement and the transactions contemplated thereby, including the merger, on or about          , 2010. As a result, approval of the amendment, the merger agreement and the transactions contemplated thereby is assured, and your consent not required.

Differences in Applicable Law

The partnership is currently governed by the California Uniform Limited Partnership Act of 2008 (the “CULPA”). The general partner believes that the DRULPA has advantages over the CULPA.

As a result of the merger, the partnership will be governed by the DRULPA instead of the CULPA. The following is a summary of some of the more important differences, in the judgment of the general partner, between the DRULPA and the CULPA.

Series of limited partners, general partners, partnership interests or assets.  Under the DRULPA, a partnership agreement may establish or provide for the establishment of one or more designated series of limited partners, general partners, partnership interests or assets. Any such series may have separate rights, powers or duties with respect to specified property or obligations of the limited partnership or profits and losses associated with specified property or obligations, and any such series may have a separate business purpose or investment objective. If a partnership agreement establishes or provides for the establishment of one or more series and other requirements are satisfied, then the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series will be enforceable only against the assets of such series and not against the assets of the limited partnership generally, or any other series thereof, and, unless otherwise provided in the partnership agreement, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the limited partnership generally or any other series thereof will be enforceable against the assets of such series. There is no similar provision in California partnership law. The general partner views this as a significant advantage of the Redomestication.

Equal Treatment in Mergers.  Under California law, in a merger involving a limited partnership with more than 35 limited partners, each limited partnership interest of the same class (such as the limited partners in the partnership) must be treated equally with respect to the distribution of cash, property, rights, interests, or securities unless all limited partners agree not to treat all interests equally. The DRULPA does not contain comparable requirements and, therefore, a merger agreement may provide that limited partners within the same class may be treated differently with respect to distributions of cash, property, rights, interests, or securities. For example, under Delaware law, a merger agreement may provide that certain limited partners receive cash in a merger transaction, while other limited partners receive the right to hold limited partner interests in the surviving entity.

CERTAIN U.S. FEDERAL INCOME TAX MATTERS

General

The following is a summary of certain aspects of the U.S. federal income taxation of the merger. The partnership has not sought a ruling from the Internal Revenue Service or any other U.S. federal, state or local agency with respect to any of the tax issues affecting the partnership, nor has it obtained an opinion of counsel with respect to any U.S. federal tax issues.

The following discussion is limited to certain U.S. federal income tax matters. This summary of certain aspects of the U.S. federal income tax treatment of the partnership and the limited partners is based upon the U.S. Internal Revenue Code (the “Code”), judicial decisions, Treasury Regulations and rulings in existence on the date hereof, all of which are subject to change. This summary also does not discuss all of the tax consequences that may be relevant to a particular limited partner (such as limited partners subject to alternative minimum tax) or to certain limited partners subject to special treatment under the U.S. federal income tax laws, such as insurance companies, certain financial institutions, dealers or traders in securities, those who hold units of limited partnership interest as part of a hedge, straddle or conversion transaction, investors who have a functional currency other than the U.S. dollar and tax-exempt organizations. This discussion generally assumes that (a) a limited partner acquired its units of limited partnership interest directly from the partnership at formation and holds units as a capital asset within the meaning of Section 1221 of the Code for at least one year prior to the merger, and (b) the partnership will be treated as a non-publicly traded partnership for U.S. federal income tax purposes and that the partnership’s investments in the property-owning partnerships will be treated as capital assets of the Partnership.

Merger

The merger of an existing partnership into another partnership is considered a continuation of the existing partnership if its partners, who own more than 50% of the profits and capital in the existing partnership, obtain more than 50% of the profits and capital in the resulting partnership. Because the partners in the partnership will receive the same number of units of limited partnership interest in the Delaware partnership as they had in the California Partnership, the Delaware partnership will be considered a continuation of the California partnership for tax purposes. The partnership will not recognize gain as a result of contributing its assets to the Delaware partnership. The Delaware partnership will have the same federal identification number as that of the California partnership and will have the same tax basis, holding period, and depreciation method for each of its assets as that of the partnership. The partners in the partnership will not recognize any gain from the proposed merger. The bases of the partners in the new partnership will be equal to their bases in the terminated partnership and their holding periods in their units in the Delaware partnership will be the same as their holding periods in the California partnership units.

No Tax Consequences to Limited Partners as a Result of the Merger

The general partners believe that completion of the mergers will not result in any tax consequences to the limited partners.

Tax Consequences to Limited Partners of Establishing Series Limited Partnership Interests

The process of establishing a series should be treated as a tax-free “division” of the partnership into two or more partnerships for federal income tax purposes. Upon such division, any resulting partnerships will be considered a continuation of the prior partnership if the partners of the resulting partnerships had an interest of more than 50 percent in the capital and profits of the prior partnership. Any other resulting partnership will not be considered a continuation of the prior partnership but will be considered a new partnership. If the partners of none of the resulting partnerships owned an interest of more than 50 percent in the capital and profits of the prior partnership, none of the resulting partnerships will be considered a continuation of the prior partnership, and the prior partnership will be considered to have terminated. Where partners of a partnership which has been divided into two or more partnerships do not become members of a resulting partnership which is considered a continuation of the prior partnership, such members’ interests shall be considered liquidated as of the date of the division.

Each series will be classified as a partnership for federal income tax purposes and will not be considered a publicly traded partnership taxable as a corporation for federal income tax purposes.

The tax rules relating to a limited partner holding a series of limited partnership interests are the same as the rules applicable to partners holding an interest in one partnership. Accordingly, each limited partner must pay tax on his share of the annual income and gains of each series held by such limited partner, even if such series does not make any cash distributions, and most recognize gain or loss separately in the sale of an interest in each series.

CONFLICTS OF INTEREST

The general partner has conflicts of interest with respect to the transactions. Affiliates of Apartment Investment and Management Company (“Aimco”), an NYSE-listed real estate investment trust (“REIT”), own 100% of the interests in the general partners as well as approximately 75.47% of the outstanding limited partnership units of the partnership. Although the general partner owes fiduciary duties to the limited partners, it also owes fiduciary duties to Aimco, which is its ultimate parent company. Accordingly, the general partner’s duties to the partnership and the limited partners may come into conflict with its duties to Aimco. Redomesticating the partnership will enable the general partner to take advantage of provisions of the DRULPA that authorize the creation of different series of limited partnership interests. The establishment of any such series would have benefits for all limited partners, by giving each limited partner an opportunity to make separate investment decisions with respect to an established series. The establishment of series limited partnership interests is of particular interest to Aimco and its affiliates, and may help Aimco more specifically allocate ownership among its affiliates. The partnership would incur additional administrative costs in establishing and maintaining any such series, which would be borne by all partners in proportion to their interests in the partnership.

THE PARTNERSHIP

General.  The partnership was organized on May 26, 1983 under the laws of the State of California. Its primary business is real estate ownership and related operations. The partnership’s investment portfolio currently consists of four properties. As of October 5, 2010, there were 44,718 units outstanding, which were held of record by 1,051 limited partners. The managing general partner of the partnership is Angeles Realty Corporation II, a California corporation, which is a subsidiary of Aimco, and the non-managing general partner of the partnership is AIMCO Angeles GP, LLC, a Delaware limited liability company.

The managing general partner’s principal executive offices are located at 55 Beattie Place, P.O. Box 1089, Greenville, South Carolina 29602, and its telephone number is (864) 239-1000. The directors and officers of the managing general partner also serve as executive officers of Aimco. Another Aimco affiliate serves as manager of the partnership’s properties. The partnership does not have any employees and depends on the managing general partner and its affiliates and agents for the management and administration of all partnership activities.

For additional information about the partnership, please refer to its annual report, particularly Item 2 of Form 10-K, which contains detailed information regarding the properties owned, including mortgages, rental rates and taxes. See also “Available Information.”

Description of Properties.  At October 5, 2010, the partnership owned and operated four apartment properties:

•	Hunters Glen Apartments IV, a 264 unit apartment project located in Plainsboro, New Jersey;

•	Hunters Glen Apartments V, a 304 unit apartment project located in Plainsboro, New Jersey;

•	Hunters Glen Apartments VI, a 328 unit apartment project located in Plainsboro, New Jersey; and

•	Twin Lake Towers Apartments, a 399 unit apartment project located in Westmont, Illinois

The average annual rental rates for each of the five years ended December 31, 2009 for the properties are as follows:

Average Annual Rental Rates
Property	2009	2008	2007	2006	2005

Hunters Glen Apartments IV	$12,459/unit	$12,963 /unit	$12,538 /unit	$11,986 /unit	$11,527 /unit
Hunters Glen Apartments V	$12,432/unit	$12,941/unit	$12,487/unit	$11,809/unit	$11,376/unit
Hunters Glen Apartments VI	$12,151/unit	$12,714/unit	$12,289/unit	$11,726/unit	$11,190/unit
Twin Lake Towers Apartments	$11,503/unit	$10,959/unit	$10,026/unit	$9,451/unit	$9,042/unit

The average occupancy for each of the five years ended December 31, 2009 and for the six months ended June 30, 2010 and 2009 for each of the properties is as follows:

	Average Occupancy
	For the Six Months
	Ended June 30,		For the Years Ended December 31,
Property	2010	2009	2009	2008	2007	2006	2005

Hunters Glen Apartments IV	96%	94%	95%	97%	98%	95%	96%
Hunters Glen Apartments V	96%	93%	93%	96%	97%	96%	95%
Hunters Glen Apartments VI	96%	90%	92%	96%	96%	95%	94%
Twin Lake Towers Apartments	96%	89%	92%	87%	97%	98%	96%

Investment Objectives and Policies; Sale or Financing of Properties.  The partnership is engaged in the business of operating and holding real estate properties for investment. In general, the managing general partner regularly evaluates the partnership’s properties by considering various factors, such as the partnership’s financial position and real estate and capital markets conditions. The managing general partner monitors a property’s specific locale and sub-market conditions (including stability of the surrounding neighborhood), evaluating current trends, competition, new construction and economic changes. It oversees the operating performance of each property and continuously evaluates the physical improvement requirements. In addition, the financing structure for each property (including any prepayment penalties), tax implications, availability of attractive mortgage financing to a purchaser, and the investment climate are all considered. Any of these factors, and possibly others, could potentially contribute to any decision by the managing general partner to sell, refinance, upgrade with capital improvements or hold a partnership property. After taking into account the foregoing considerations, the managing general partner is currently considering a sale of the following properties within the next three years: Hunters Glen Apartments IV, Hunters Glen Apartments V and Hunters Glen Apartments VI. Although the managing general partner is considering a sale of these properties, none of the properties has been listed for sale and it is unknown if and when these properties may be sold. Potential sales will depend, among other things, on obtaining prices, terms and conditions that are reflective of the general partner’s view as to the fair market value of the properties. Although the future operating results of your partnership and future sales price of the properties owned by your partnership are uncertain, the operating performance of your partnership’s properties may improve in the future or the private resale market for properties could improve over time, which, in turn, may result in higher property values, making a sale of your partnership’s properties a more attractive option in the future. Such values, however, are also a function of the interest rate environment at the time. Another significant factor considered by the managing general partner is the likely tax consequences of a sale of a property for cash. Such a transaction would likely result in tax liabilities for many limited partners.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The general partners own all of the outstanding general partnership interests of the partnership, which constitute 1% of the total interests in the partnership. The partnership has no directors or executive officers of its own. The managing general partner is a California corporation, which is indirectly wholly owned by Aimco, and the non-managing general partner is a Delaware limited liability company that is indirectly wholly owned by Aimco.

None of the managing general partner nor any of its directors or executive officers owns any of the limited partnership interests of the partnership. The following table sets forth certain information as of October 8, 2010, with respect to the ownership by any person (including any “group,” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known to us to be the beneficial owner of more than 5% of the unit of limited partnership interest of the partnership.

	Approximate		Approximate
Entity Name and Address(1)	Number of Units		Percent of Class

Apartment Investment and Management Company(2)	33,750	(3)	75.47%
AIMCO-GP, Inc.(2)	33,750	(3)	75.47%
AIMCO Properties, L.P.(2)	33,750	(3)	75.47%
AIMCO IPLP, L.P.(4)	14,433	(5)	32.28%
AIMCO/IPT, Inc.(4)	14,433	(5)	32.28%
Cooper River Properties, L.L.C.(6)	4,607		10.30%
55 Beattie Place
Greenville, SC 29601
Broad River Properties(7)	8,002		17.09%
55 Beattie Place
Greenville, SC 29601

(1)	Unless otherwise indicated, the principal address of each entity is 4582 South Ulster Street Parkway, Suite 1100, Denver, CO 80237.

(2)	AIMCO-GP, Inc., a Delaware corporation, is the sole general partner of AIMCO Properties, L.P., and owns approximately a 1% general partner interest in AIMCO Properties, L.P. AIMCO-GP, Inc. is wholly owned by Apartment Investment and Management Company. As of October 5, 2010, AIMCO-LP Trust, a Delaware trust wholly owned by Apartment Investment and Management Company, owns approximately a 92% interest in AIMCO Properties, L.P.

(3)	AIMCO Properties, L.P., AIMCO-GP, Inc. and Apartment Investment and Management Company share voting and dispositive power over 33,750 units, representing approximately 75.47% of the class. AIMCO-GP, Inc. holds its units, directly or indirectly, as nominee for AIMCO Properties, L.P. and so AIMCO Properties, L.P. may be deemed the beneficial owner of the units held by AIMCO-GP, Inc. Apartment Investment and Management Company may be deemed the beneficial owner of the units held by AIMCO Properties, L.P. and AIMCO-GP, Inc. by virtue of its indirect ownership or control of these entities.

(4)	AIMCO/IPT, Inc. is wholly owned by Apartment Investment and Management Company and holds a 70.0% interest in AIMCO IPLP, L.P. as its general partner. AIMCO Properties, L.P. holds a 30% interest in AIMCO IPLP as the limited partner.

(5)	AIMCO IPLP, L.P. and AIMCO/IPT, Inc. share voting and dispositive power over 14,433 units, representing approximately 32.3% of the class.

(6)	AIMCO IPLP, L.P. owns 100% of Cooper River Properties, L.L.C.

(7)	AIMCO IPLP, L.P. owns 100% of Broad River Properties, L.L.C.

PARTNER PROPOSALS

In accordance with the terms of the partnership agreement, the partnership does not have annual meetings. Thus, there is no deadline for submitting partner proposals as set forth in Rule 14a-5 under the Securities Exchange Act of 1934, as amended. The limited partners may call a special meeting to vote upon matters permitted by the partnership agreement with the prior consent of at least 10% of the outstanding units of limited partnership interests.

FORWARD-LOOKING STATEMENTS

Certain statements made herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are indicated by words such as “believes,” “intends,” “expects,” “anticipates” and similar words or phrases. Such statements are based on current expectations and are subject to risks, uncertainties and assumptions. Should any of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Factors that could cause actual results to differ materially from those in our forward-looking statements include the ability of the local general partners to sell the underlying properties on economically advantageous terms, real estate and general economic conditions in the markets in which the properties are located and changes in federal and state tax laws that may create tax disadvantages for certain distributions, some of which may be beyond our control. Given these uncertainties, limited partners are cautioned not to place undue reliance on our forward-looking statements.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS

Only one information statement is being delivered to multiple limited partners sharing an address unless the partnership has received contrary instructions from one or more of the limited partners. The partnership will undertake to deliver promptly upon written or oral request a separate copy of this information statement to a limited partner at a shared address to which the partnership delivered a single copy of the information statement. If a limited partner wishes to notify the partnership that he or she wishes to receive a separate copy of this information statement, the limited partner may contact the partnership as follows:

By mail:	c/o Eagle Rock Proxy Advisors, LLC 12 Commerce Drive Cranford, New Jersey, 07016
By telephone:	(800) 217-9608
By fax:	(908) 417-2349

A limited partner may also use the above telephone number, fax number or mailing address to notify the partnership that limited partners sharing an address request delivery of a single copy of this information statement if they are receiving multiple copies.

AVAILABLE INFORMATION

The partnership files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any reports, statements or other information that the partnership files at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The partnership’s public filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

EXHIBIT A

SECOND AMENDMENT
TO THE
CERTIFICATE AND AGREEMENT OF LIMITED PARTNERSHIP
OF
ANGELES PARTNERS XII, LP

This SECOND AMENDMENT TO THE CERTIFICATE AND AGREEMENT OF LIMITED PARTNERSHIP OF ANGELES PARTNERS XII, LP, dated as of          , 2010 (this “Amendment”), is by and among Angeles Realty Corporation II, a California corporation (the “Managing General Partner”), AIMCO Angeles GP, LLC, a Delaware limited liability company (the “Non-Managing General Partner”) and the Limited Partners. All capitalized terms used in this Amendment but not otherwise defined herein shall have the respective meanings given to them in the Partnership Agreement (as defined below).

WHEREAS, Angeles Partners XII, a California limited partnership (the “Partnership”), is governed pursuant to the terms of that certain Amended Certificate and Agreement of Limited Partnership, dated as of May 24, 1983, as amended October 22, 2007 (as amended, the ‘‘Partnership Agreement”);

WHEREAS, the Managing General Partner and the Non-Managing General Partner have determined that this Amendment is in the best interests of the Partnership and the Limited Partners; and

WHEREAS, the Managing General Partner has obtained consents of the requisite percentage-in-interest of the Limited Partners (i.e., Limited Partners who own more than 50% of the outstanding Units), necessary to amend the Partnership Agreement as provided in this Second Amendment.

NOW, THEREFORE, in consideration of these premises and of the mutual provisions, conditions and covenants herein contained, the parties hereto do hereby agree as follows:

1. Amendments to the Partnership Agreement.  The Partnership Agreement shall be amended as follows:

(a) Section 19.4 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

“19.4 Conflicts of Interest.  The Partnership shall not enter into any insurance or other transaction with the Managing General Partner, any Non-Managing General Partner or any Affiliate or such entities, except in connection with the performance of property management services, real estate brokerage services, services as agent for sales of Units and as otherwise specifically permitted by this Agreement (including any services contemplated by Section 8.4 of this Agreement), provided, however, that the terms of employment of any such person, firm or corporation shall allow the Partnership to terminate such employment, with or without cause, and without penalty to the Partnership, upon no greater than sixty (60) days notice to such person, firm or corporation.

Neither the Managing General Partner, any Non-Managing General Partner, nor the Partnership shall enter into any reciprocal, kickback, rebate or other business arrangements with any person, firm or corporation for the purpose of circumventing the restrictions of this Section 19.4 or any other restrictions contained in this Agreement relating to transactions with any person or entity affiliated with the Managing General Partner or any Non-Managing General Partner.

Neither the General Partners or their Affiliates shall pay or cause to be paid any finder’s fees, commissions or other compensation to any person engaged by a prospective Limited Partner for investment advice as an inducement to such advisor to encourage such prospective Limited Partner to invest in the Partnership. This clause shall not prohibit the payment of compensation to registered broker-dealers.

Notwithstanding the foregoing, (i) the Managing General Partner may cause the Partnership to enter into any contract with the Managing General Partner or its Affiliates to provide services to the

Partnership in connection with redevelopment of any of the properties owned by the Partnership, and receive fees or other compensation from the Partnership for such services, provided that any such fees or other compensation shall not exceed an amount which is competitive in price and terms with other nonaffiliated persons rendering comparable services, and (ii) the General Partners shall have the right, power and authority, on behalf of the Partnership, to cause the Partnership to enter into any contract or other transaction with the Managing General Partner or its Affiliates to effect a merger, reorganization, or other business combination transaction involving the Partnership.

2. Miscellaneous.

(a) Effect of Amendment.  In the event of any conflict or inconsistency between the terms of the Partnership Agreement and the terms of this Second Amendment, the terms of this Second Amendment shall prevail, and any conflicting or inconsistent provisions shall be reconciled and construed to give effect to the terms and intent of this Second Amendment.

(b) Ratification.  Except as otherwise expressly modified hereby, the Partnership Agreement shall remain in full force and effect, and all of the terms and provisions of the Partnership Agreement, as herein modified, are hereby ratified and reaffirmed.

(c) Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OF CONFLICTS OF LAW.

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IN WITNESS WHEREOF, this Amendment has been executed as of the date first set forth above.

General Partners

ANGELES REALTY CORPORATION II,
a California corporation

By:
Name:
Title:

AIMCO ANGELES GP, LLC,
a Delaware limited liability company

By:
Name:
Title:

Limited Partners

ANGELES REALTY CORPORATION II,
attorney-in-fact

By:
Name:
Title:

EXHIBIT B

AGREEMENT AND PLAN OF MERGER

Agreement and Plan of Merger (this “Agreement”), dated as of          , 2010, by and between Angeles Partners XII, a California limited partnership (the “California Partnership”), and Angeles Partners XII, LP, a Delaware limited partnership (the “Delaware Partnership”).

WHEREAS, Angeles Realty Corporation II, a California corporation (the “Managing General Partner”), is the managing general partner of the California Partnership and of the Delaware Partnership;

WHEREAS, AIMCO Angeles GP, LLC, a Delaware limited liability company (the “Non-Managing General Partners”), is the non-managing general partner of the California Partnership and the Delaware Partnership;

WHEREAS, the Managing General Partner and the Non-Managing General Partner have determined that the merger of the California Partnership with and into the Delaware Partnership is in the best interests of the California Partnership, the Delaware Partnership and their respective limited partners; and

WHEREAS, the parties desire to enter this Agreement to evidence the terms, provisions, representations, warranties, covenants and conditions upon which such merger will be consummated.

NOW, THEREFORE, in consideration of these premises and of the mutual provisions, conditions and covenants herein contained, the parties hereto do hereby agree as follows:

1. The Merger.  Upon the terms and subject to the conditions set forth herein, the California Partnership shall be merged with and into the Delaware Partnership (“Merger”), and the Delaware Partnership shall be the surviving entity in the Merger (the “Surviving Entity”). As soon as practicable after all of the conditions to the Merger set forth herein have been satisfied, the California Partnership and the Delaware Partnership shall (a) execute a certificate of merger and file it with the California Secretary of State and (b) execute a certificate of merger and file it with the Delaware Secretary of State. The Merger will become effective upon the filing of such certificates (the “Effective Time”).

2. Consequences of the Merger.  At the Effective Time, the Merger shall have the effect provided by applicable law, and the following consequences:

(a) Certificate of Limited Partnership.  The certificate of limited partnership of the Delaware Partnership in effect immediately prior to the Effective Time shall be the certificate of limited partnership of the Surviving Entity unless and until subsequently amended.

(b) Partnership Agreement.  The limited partnership agreement of the California Partnership in effect immediately prior to the Effective Time, as amended as set forth on Annex A hereto, shall be the partnership agreement of the Surviving Entity (as so amended, the “Partnership Agreement”) unless and until subsequently amended. The general partners and each limited partner of the Surviving Entity shall have the rights under, be bound by and be subject to the terms and conditions of, the Partnership Agreement, as a general partner or partner, as applicable.

(c) Conversion of Equity Interests.

(i) General Partners.  The Managing General Partner and the Non-Managing General Partner shall be the managing general partner and non-managing general partner, respectively, of the Surviving Entity. The interests of the Managing General Partner and the Non-Managing General Partner in the California Partnership immediately prior to the Effective Time shall be converted into equivalent interests in the Surviving Entity. The interests of the Managing General Partner and the Non-Managing General Partner in the Delaware Partnership immediately prior to the Effective Time shall be cancelled.

(ii) Limited Partners.  Each limited partner in the California Partnership shall be a limited partner in the Surviving Entity. The interest of each limited partner in the California Partnership immediately prior to the Effective Time shall be converted into an equivalent interest in the Surviving Entity. The interest of each limited partner in the Delaware Partnership immediately prior to the Effective Time shall be cancelled.

(d) Tax Treatment of Merger.  The parties hereto acknowledge and agree that for federal income tax purposes the Merger will be treated as follows:

(i) The California Partnership will be deemed to have obtained as a result of the Merger an initial capital account balance in the Surviving Entity reflecting the tax bases of the assets so treated as contributed by the California Partnership to the Surviving Entity.

(ii) Each partner in the Surviving Entity will have an initial capital account balance in the Surviving Entity equal to its proportionate share of such initial capital account balance so deemed obtained by the California Partnership.

(iii) In accordance with the foregoing, the respective initial capital account balances of the general partners and limited partners of the Surviving Entity immediately following the Effective Time shall be the same as those of the general partners and the limited partners of the California Partnership immediately prior to the Effective Time.

(iv) The Merger should not be treated as a realization event and, in accordance with the foregoing, the Surviving Entity shall be treated as the continuation of the California Partnership for federal income tax purposes.

3. No Dissenters’ Rights.  None of the partners in the California Partnership or the Delaware Partnership will have any dissenters’ rights in connection with the Merger.

4. Conditions to the Merger.  The Merger shall not occur unless and until the Merger has been approved or consented to by a majority in interest of limited partners of each of the California Partnership and the Delaware Partnership.

5. Further Acts After Effective Time.  If, at any time after the Effective Time, the Surviving Entity considers or is advised that any deeds, bills of sale, assignments, assurances, or any other actions or things are necessary or desirable to vest, perfect, or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights, properties or assets of the California Partnership to be acquired by the Surviving Entity as a result of, or in connection with, the Merger or to otherwise carry out this Agreement, the general partner of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of the California Partnership, all such deeds, bills of sale, assignments and assurances, and to take and do, in the name and on behalf of the California Partnership all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or to otherwise carry out this Agreement.

6. Abandonment.  At any time prior to consummation of the Merger, this Agreement may be terminated and the Merger may be abandoned without liability to any party hereto upon the mutual consent of the California Partnership and the Delaware Partnership, in their sole discretion and for any reason or for no reason, notwithstanding approval of this Agreement by any of their partners.

7. Applicable Law.  This Agreement shall be governed in all respects by the laws of the State of Delaware as applied to contracts entered into solely between residents of, and to be performed entirely in, such state.

8. No Third Party Beneficiaries.  Nothing in this Agreement is intended to confer upon any person, entity, or organization other than the parties hereto (and their successors and assigns) any rights or remedies hereunder.

9. Entire Agreement.  This Agreement, together with the Annex hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof. All prior or contemporaneous agreements or understandings between the parties with respect to the subject matter hereof, whether written or oral, are merged herein and shall be of no force or effect. This Agreement cannot be changed, modified, or discharged except by a writing executed and delivered by each of the parties.

10. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be signed as of the date first above written.

ANGELES PARTNERS XII By:	ANGELES REALTY CORPORATION II, its Managing General Partner

By:
Name:
Title:

ANGELES PARTNERS XII, LP By:	ANGELES REALTY CORPORATION, II, its Managing General Partner

By:
Name:
Title:

ANNEX A

THIRD AMENDMENT
TO THE
AGREEMENT OF LIMITED PARTNERSHIP
OF
ANGELES PARTNERS XII, LP

This THIRD AMENDMENT TO THE CERTIFICATE AND AGREEMENT OF LIMITED PARTNERSHIP OF ANGELES PARTNERS XII, LP, dated as of          , 2010 (this “ Amendment”), is by and among Angeles Realty Corporation II, a California corporation (the “Managing General Partner”), AIMCO Angeles GP, LLC, a Delaware limited liability company (the “Non-Managing General Partner”) and the Limited Partners. All capitalized terms used in this Amendment but not otherwise defined herein shall have the respective meanings given to them in the Partnership Agreement (as defined below).

WHEREAS, Angeles Partners XII, a California limited partnership (the “California Partnership”), and Angeles Partners XII, LP, a Delaware limited partnership (the “Delaware Partnership”), are parties to an Agreement and Plan of Merger, dated as of          , 2010 (the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, the California Partnership will be merged with and into the Delaware Partnership, with the Delaware Partnership as the surviving entity;

WHEREAS, pursuant to the Merger Agreement, at the effective time of the merger, the Amended Certificate and Agreement of Limited Partnership, dated as of May 24, 1983, as amended as of October 22, 2007, and as of          , 2010 (the “Partnership Agreement”), and as further amended by this Third Amendment, will become the partnership agreement of the Delaware Partnership; and

WHEREAS, the merger will be effected upon the approval or consent of (i) the general partners of both the California Partnership and the Delaware Partnership, and (ii) a majority in interest of limited partners of each of the California Partnership and the Delaware Partnership.

NOW, THEREFORE, in consideration of these premises and of the mutual provisions, conditions and covenants herein contained, the parties hereto do hereby agree as follows:

1. Amendments to the Partnership Agreement.  At the effective time of the Merger, the Partnership Agreement shall be amended as follows:

(a) The first paragraph of the Partnership Agreement is hereby amended by deleting the reference to “Certificate and” therein.

(b) Section 1.1 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

“1.1 “Act” means the Delaware Revised Uniform Limited Partnership Act, as amended.

(c) Section 2.1 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

“2.1 Formation.  Angeles Partners XII was originally formed as a limited partnership (the “California Partnership”) pursuant to the provisions of the California Uniform Limited Partnership Act as set forth in Title 2, Chapter 2, of the California Corporations Code, upon the terms and conditions set forth in an amended certificate and agreement made as of May 24, 1983. Pursuant to an Agreement and Plan of Merger, dated as of          , 2010, by and between the California Partnership and Angeles Partners XII, LP, a Delaware limited partnership (the “Delaware Partnership”), the California Partnership was merged with and into the Delaware Partnership, with the Delaware Partnership as the surviving entity (the “Surviving Entity”) in the merger (the “Merger”). At the effective time of the Merger (the “Effective Time”), the Merger had the effect provided by applicable law, and the following consequences: (a) the certificate of limited partnership of the

Delaware Partnership in effect immediately prior to the Effective Time became the certificate of limited partnership of the Surviving Entity; (b) the limited partnership agreement of the California Partnership in effect immediately prior to the Effective Time, as amended as set forth on Annex A to the Merger Agreement, became the partnership agreement of the Surviving Entity (as so amended, the “Agreement”); (c) Angeles Realty Corporation II, a California corporation, remained as sole Managing General Partner of the Surviving Entity, and its interest in the California Partnership immediately prior to the Effective Time was converted into an equivalent interest in the Surviving Entity; (d) AIMCO Angeles GP, LLC, a Delaware limited liability company, remained as the sole Non-Managing General Partner of the Surviving Entity, and its interest in the California Partnership immediately prior to the Effective Time was converted into an equivalent interest in the Surviving Entity; (e) the interests of the general partners in the Delaware Partnership immediately prior to the Effective Time were cancelled; (f) each limited partner in the California Partnership became a limited partner in the Surviving Entity, with an interest in the Surviving Entity equivalent to the interest such limited partner had in the California Partnership immediately prior to the Effective Time; (f) the interest of each limited partner in the Delaware Partnership immediately prior to the Effective Time was cancelled. References herein to the “Partnership” are to the California Partnership prior to the Merger and to the Delaware Partnership, as the Surviving Entity in the Merger, from and after the Effective Time.”

(d) Section 2.2 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

“2.2. Name.  The name of the Partnership shall be ANGELES PARTNERS XII, LP.”

(e) Article 4 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

“The principal place of business of the Partnership shall be 55 Beattie Place, P.O. Box 1089, Greenville, South Carolina 29602 and thereafter such other place or places as the Managing General Partner may from time to time determine.”

(f) Section 10.1 of the Partnership Agreement is hereby amended by deleting the last sentence therein.

(g) Section 12.4 of the Partnership Agreement is hereby amended by deleting clause (b) and replacing it with the following:

‘‘(b) the amendment of the Partnership Agreement to reflect the foregoing change and”

(h) Section 15.2 of the Partnership Agreement is hereby amended by deleting the last sentence therein.

(i) Section 15.7 of the Partnership Agreement is hereby amended and restated to read:

“The Managing General Partners shall be designated as the tax matters partner of the Partnership, as provided in Section 6231(a)(7) of the Internal Revenue Code of 1986, as amended.”

(j) Article 17 of the Partnership Agreement is hereby amended by deleting the last sentence therein.

“The writing to amend this Agreement may be signed in the manner permitted by Section 17-204 of the Act.”

(k) Section 19.1 of the Partnership Agreement is hereby amended by deleting the words “under Part 2, Title 105 of the California Code of Civil Procedure.”

(l) Section 19.5 of the Partnership Agreement is hereby amended and restated to read:

“19.5 Notices.  Any notices given pursuant to this Agreement may be served personally on he Partner to be notified, or may be mailed, postage paid, registered with return receipt requested,

addressed as follows, or to such other address as the Partner may from time to time designate in writing:

To the Managing General Partner:

Angeles Realty Corporation II
10301 West Pico Boulevard
Los Angeles, California 90064

To the Non-Managing General Partner:

AIMCO Angeles GP, LLC
4582 South Ulster Street Parkway
Denver, Colorado 80237

To a Limited Partner:

At such Limited Partner’s address as set forth in the Amended Certificate and Agreement of Limited Partnership, as amended, naming him as a Limited Partner.

(m) Section 19.13 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

“19.13 Delaware Law.  This Agreement shall be governed by the laws of the State of Delaware. In the event of any conflict between any provisions of this Agreement and any provisions of the Act, the provisions of the Act shall control.”

(n) The Partnership Agreement is hereby amended by the addition of a new Article 20, which will read in its entirety as follows:

“ARTICLE 20 SERIES OF LIMITED PARTNERSHIP INTERESTS

Notwithstanding any other provision of this Agreement, the Managing General Partner is hereby authorized to amend this Agreement at any time, and from time to time, as it determines, in its sole discretion, may be necessary or desirable to establish, and convert existing limited partnership interests into, different designated series of limited partnership interests that have separate rights with respect to specified partnership property, in accordance with Section 17-218 of the Act. Without limitation of the foregoing, the Managing General Partner shall be authorized to adopt amendments that would provide for any or all of the following:

•	All income, earnings, profits and proceeds from the series property, including any proceeds derived from the refinancing, sale or other disposition of such property, and any funds or payments derived from any reinvestment of such proceeds, would be allocated solely to such series for all purposes, and would be so recorded upon the books of account of the Partnership.

•	Separate and distinct books and records would be maintained for each series, and the assets and liabilities associated with a particular series would be held and accounted for separately from the other assets of the Partnership and other series.

•	If there are any assets, income, earnings, profits, proceeds, funds or payments that are not readily identifiable as belonging to any particular series, the Managing General Partner would allocate them among any one or more of the series in such manner and on such basis as the Managing General Partner, in its sole discretion, deems fair and equitable, which determination would be conclusive and binding on the Limited Partners of all series for all purposes.

•	The assets belonging to a particular series would be charged solely with the liabilities of the Partnership in respect of such series and all expenses, costs, charges and reserves attributable to such series. Any general liabilities, expenses, costs, charges or reserves of the Partnership that are not readily identifiable as belonging to any particular series would be allocated and charged by the Partnership to and among one or more of the series in such manner and on such basis as the Managing General Partner, in its sole discretion, deems fair and equitable, which allocation would be conclusive and binding on the Limited Partners of all series for all purposes.

•	No Limited Partner of any series will have any claim on or any right to any assets allocated to or belonging to any other series.

•	At the time a series of limited partnership interest is established, a separate capital account would be established on the books of each series for each Limited Partner which would initially consist of that portion of such Limited Partner’s existing capital account that relates to the series property. Thereafter, the capital account of each Limited Partner in that series would be adjusted in the manner set forth in the Agreement, but only with respect to (i) capital contributions to such series, (ii) allocations of profit and loss relating to the series, and (iii) distributions paid in respect of such series.”

2. Miscellaneous.

(a) Effect of Amendment.  In the event of any conflict or inconsistency between the terms of the Partnership Agreement and the terms of this Amendment, the terms of this Amendment shall prevail, and any conflicting or inconsistent provisions shall be reconciled and construed to give effect to the terms and intent of this Amendment.

(b) Ratification.  Except as otherwise expressly modified hereby, the Partnership Agreement shall remain in full force and effect, and all of the terms and provisions of the Partnership Agreement, as herein modified, are hereby ratified and reaffirmed.

(c) Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OF CONFLICTS OF LAW.

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IN WITNESS WHEREOF, this Amendment has been executed as of the date first set forth above.

General Partners

ANGELES REALTY CORPORATION II,
a California corporation

By:
Name:
Title:

AIMCO ANGELES GP, LLC,
a Delaware limited liability company

By:
Name:
Title:

Limited Partners

By:	Angeles Realty Corporation II,
attorney-in-fact

By:
Name:
Title: